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                                  Exhibit 10.22

                            RESTRICTED UNIT AGREEMENT

This Restricted Unit Agreement (the "Agreement"), dated OCTOBER 29, 2003, is by and between VALERO ENERGY CORPORATION, a Delaware corporation ("Valero"), and WILLIAM E. GREEHEY, Chief Executive Officer of Valero ("Greehey").

1. GRANT OF RESTRICTED UNITS. Valero hereby grants to Greehey 275,000 "Restricted Units" representing the right to receive certain cash payments from Valero on the Vesting Dates set forth below. The amount of cash payable to Greehey on each Vesting Date will be equal to the product of: (a) the number of Restricted Units vesting on that date, multiplied by (b) the fair market value on that date of one share of Valero common stock, $.01 par value ("Common Stock"). For purposes of this Agreement, "fair market value" means the average of the "high" and "low" reported sales price per share of Common Stock as reported on the New York Stock Exchange as of the relevant measuring date, or if there are no sales on the NYSE on that measuring date, then as of the next following day on which there were sales.

2. DIVIDEND RIGHTS. In addition to the right to receive cash on each Vesting Date as described in Section 1 above, Greehey will be entitled to receive periodic cash payments in relation to dividends that are paid on Valero's common stock (the "Dividend Rights"). For purposes of the settlement of Greehey's Dividend Rights under this Agreement, Greehey will be deemed to be a holder of one share of Valero Common Stock for each unvested Restricted Unit held by Greehey. As and when dividends are declared on Valero's Common Stock, in settlement of the Dividend Rights granted hereunder Greehey will be entitled to receive a cash payment equal to the product of: (a) the declared dividend per share on Valero's Common Stock, multiplied by (b) the number of unvested Restricted Units held by Greehey on the dividend record date.

3. VESTING. The Restricted Units will vest in the following increments on the following dates: 91,667 on OCTOBER 29, 2004; 91,667 on OCTOBER 29, 2005; and 91,666 on OCTOBER 29, 2006 (each a "Vesting Date").

4. TERMINATION OF EMPLOYMENT. If Greehey's employment with Valero is terminated by Greehey (whether through retirement, death, disability or otherwise), or is terminated by Valero without "cause" (as defined per the Employment Agreement then in effect between Valero and Greehey, or if none, then the Employment Agreement presently in effect on the date hereof, as amended) (as applicable, hereafter the "Employment Agreement"), then any Restricted Units that have not vested as of the date of termination of Greehey's employment shall not be forfeited and shall continue to vest in accordance with the vesting schedule set forth in Section 3 above. If, however, Greehey's employment is terminated by Valero for "cause" (as defined per the Employment Agreement), then those Restricted Units that have not yet vested on the date of termination of Greehey's employment shall be forfeited as of that date and Greehey shall not be entitled to Dividend Rights or any other payments with respect thereto.

5. WITHHOLDING. Valero is hereby authorized to withhold from any settlement of the Restricted Units or Dividend Rights the amount of any applicable withholding taxes with respect to such settlement, and to take any other action necessary to satisfy all obligations for the payment of the taxes.



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6.       REORGANIZATION EVENT. In the event of any stock dividend, rights distribution, split-up, recapitalization, share exchange, merger, consolidation, stock acquisition, spin-off, separation, reorganization, liquidation or other similar event (any one of which being hereafter referred to as a "Reorganization Event"), as a result of which (i) shares or other securities of any class or rights shall be issued in respect of outstanding shares of Common Stock, or (ii) shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes or other securities, then the Restricted Units granted under this Agreement shall be affected as follows. Upon the closing of the Reorganization Event, each unvested Restricted Unit shall be treated as one share of Common Stock for purposes of determining the number of unvested Restricted Units owned by Greehey immediately following the Reorganization Event.

7. CHANGE OF CONTROL. Defined. A "Change of Control" shall be deemed to occur when:

         (a) the stockholders of Valero approve any agreement or transaction pursuant to which: (i) Valero will merge or consolidate with any other entity (other than a wholly owned subsidiary of Valero) and will not be the surviving entity (or in which Valero survives only as the subsidiary of another entity); (ii) Valero will sell all or substantially all of its assets to any other person or entity (other than a wholly owned subsidiary of Valero); or (iii) Valero will be liquidated or dissolved;

         (b) any "person" or "group" (as these terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934) other than Valero, any subsidiary of Valero, any employee benefit plan of Valero or its subsidiaries, or any entity holding shares of Common Stock for or pursuant to the terms of such employee benefit plans, is or becomes an "Acquiring Person" as defined in the Rights Agreement dated June 18, 1997 between Valero and Computershare Investor Services, L.L.C., as successor Rights Agent to Harris Trust and Savings Bank, as amended (or any successor Rights Agreement), or, if no Rights Agreement is then in effect, such person or group acquires or holds such number of shares as, under the terms and conditions of the most recent such Rights Agreement to be in force and effect, would have caused such person or group to be an "Acquiring Person" thereunder;

         (c) any "person" or "group" shall commence a tender offer or exchange offer for 15% or more of the shares of Common Stock then outstanding, or for any number or amount of shares of Common Stock which, if the tender or exchange offer were to be fully subscribed and all shares of Common Stock for which the tender or exchange offer is made were to be purchased or exchanged pursuant to the offer, would result in the acquiring person or group directly or indirectly beneficially owning 50% or more of the shares of Common Stock then outstanding;

         (d) individuals who, as of any date, constitute Valero's Board of Directors (the "Incumbent Board") thereafter cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director whose election, or nomination for election by Valero's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board of Directors;



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         (e)      the occurrence of the Distribution Date (as defined in the
                  Rights Agreement dated June 18, 1997 between Valero and Computershare Investor Services, L.L.C., as successor Rights Agent to Harris Trust and Savings Bank, as amended); or

         (f) any other event determined by Valero's Board of Directors or the Compensation Committee thereof to constitute a "Change of Control" hereunder.

8. ACTIONS OF COMPENSATION COMMITTEE. The Compensation Committee, as constituted before a Change of Control, is hereby authorized, and has sole discretion to take any one or more of the following actions, whether in connection with a Change of Control or otherwise:

         (a) provide for the acceleration of any vesting periods relating to the Restricted Units to a date or dates determined by the Compensation Committee;

         (b) adjust any unvested Restricted Units as the Compensation Committee deems appropriate to reflect a Change of Control; or

         (c) cause any unvested Restricted Units to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after a Change of Control. The Compensation Committee may in its discretion include other provisions and limitations in any amended Restricted Unit Agreement as it may deem equitable and in the best interests of Valero.

9. RIGHTS AS STOCKHOLDER. Except for the Dividend Rights described above, neither Greehey nor any person claiming by, through or under Greehey with respect to the Restricted Units shall have any rights as a stockholder of Valero (including, without limitation, voting rights).

10.      ASSIGNMENT.

         (a) This Agreement and Greehey's interest in the Restricted Units and Dividend Rights granted by this Agreement are of a personal nature, and, except as expressly provided below, Greehey's rights with respect thereto may not be sold, mortgaged, pledged, assigned, transferred, conveyed or disposed of in any manner by Greehey. Any such attempted sale, mortgage, pledge, assignment, transfer, conveyance or disposition shall be void, and Valero shall not be bound thereby.

         (b) Cash payments upon settlement of the Restricted Units and Dividend Rights may be made only to Greehey, during his lifetime, or to his beneficiary(ies) after his death. After Greehey's death, any cash settlements with respect to Restricted Units or Dividend Rights will be made to Greehey's beneficiary(ies) as designated under Greehey's Valero Energy Corporation Beneficiary Designation Form, or if there is no such designation, to the beneficiary(ies) designated in Greehey's last will and testament.

11. SUCCESSORS. This Agreement shall be binding upon any successors of Valero and upon the beneficiaries, legatees, heirs, administrators, executors and legal representatives of Greehey.

12. NO TRUST FUND. This Agreement shall not create or be construed to create a trust or separate fund of any kind or any fiduciary relationship between Valero and Greehey or any other person with respect to the Restricted Units and Dividend Rights. To the extent that any person acquires a right to receive payments from Valero under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Valero.



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13.      GOVERNING LAW. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of the State of Texas.


                                           VALERO ENERGY CORPORATION

                                           By:  /s/ Keith D. Booke
                                                --------------------------------
                                                Keith D. Booke
                                                Executive Vice President and
                                                Chief Administrative Officer

                                              /s/ William E. Greehey
                                           -------------------------------------
                                           WILLIAM E. GREEHEY



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